Exhibit 99.1

Popular, Inc. Reports Net Income of $48.4 million for the Quarter ended March 31, 2012

  Net interest margin of 4.27% for Q1 2012 vs. 4.30% for Q4 2011
  Improved credit metrics, excluding covered loans:
    Non-performing loans held-in-portfolio declined for the second consecutive quarter, $56 million Q1 2012 vs. Q4 2011
    Net charge-offs of $108 million at the lowest level since 2009
    Commercial and construction non-performing loan inflows down for a second consecutive quarter and at the lowest level since 2009
  Lower provision for loans losses Q1 2012 vs. Q4 2011 of $79.1 million driven by lower net charge-offs by $24.7 million, a net reduction related to changes in the allowance for loan losses methodology of $25.3 million, and lower provision for covered loans by $37.7 million
  Total ALLL to loans held-in-portfolio stands at 3.25% in Q1 2012 vs. 3.27% in Q4 2011
  Non-interest income decreased by $25.5 million Q1 2012 vs. Q4 2011, mainly due to FDIC loss share expense of $15.3 million in Q1 2012, compared with income of $17.4 million in Q4 2011; due in part to $37.7 million of lower provision for loan losses on covered loans for Q1 2012 vs. Q4 2011
  Operating expenses lower by $14.9 million Q1 2012 vs. Q4 2011
  Net income per common share of $0.05 for Q1 2012

SAN JUAN, Puerto Rico--April 20, 2012--Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP) reported net income of $48.4 million for the quarter ended March 31, 2012, compared with net income of $3.0 million for the quarter ended December 31, 2011, and net income of $10.1 million for the quarter ended March 31, 2011.

Refer to the accompanying “Financial Supplement to First Quarter 2012 Earnings Release” for detailed financial information and key performance ratios.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: “Our results for the first quarter were in line with our expectations. We continue to see an improvement in credit quality metrics and revenue generation was again solid. Given these trends and our current efforts in various areas, we are reaffirming the earnings guidance we provided in the beginning of the year.”

Earnings Highlights – First Quarter 2012 compared to Fourth Quarter 2011

	Quarter ended
(Dollars in thousands except per share information)	March 31, 2012	December 31, 2011	$ Variance
Net interest income	$337,582	$344,780	($7,198)
Provision for loan losses – non-covered loans	82,514	123,908	(41,394)
Provision for loan losses – covered loans [1]	18,209	55,900	(37,691)
Net interest income after provision for loan losses	236,859	164,972	71,887
FDIC loss share (expense) income	(15,255)	17,447	(32,702)
Non-interest income	139,163	131,912	7,251
Operating expenses	296,167	311,093	(14,926)
Income before income tax	64,600	3,238	61,362
Income tax expense	16,192	263	15,929
Net income	$48,408	$2,975	$45,433
Net income applicable to common stock	$47,477	$2,044	$45,433
Net income per common share - basic and diluted	$ 0.05	$0.00	$0.05
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

Net interest income

  The net interest margin was 4.27% for the first quarter of 2012, compared with 4.30% for the fourth quarter of 2011. The decrease in net interest income of $7.2 million for the first quarter of 2012, compared with the fourth quarter of 2011, was principally due to a reduction in the yield of the covered loan portfolio, partially offset by further reduction in the cost of deposits and borrowings. Refer to Table D for detailed information on average financial condition balances and an analysis of yield / rates by main categories.
  The principal variance in interest income on loans was a reduction in the interest derived from covered loans by $13.6 million, or 99 basis points. This reduction was primarily attributed to revisions in the average life of certain pools, which causes the accretable yield to be recognized over an extended period, reducing the interest income for the first quarter of 2012 compared with the last quarter in 2011. Additionally, the reduction in interest income was associated with collections in excess of the carrying value of a commercial one-loan pool in the fourth quarter of 2011, which resulted in additional income in that quarter of approximately $5.8 million.
  The decrease in interest income on non-covered commercial loans of $4.9 million was principally due to lower rates in newly originated loans and renewal activity, coupled with a lower average loan volume of $152 million, principally at the U.S. mainland operations.
  Partially offsetting these unfavorable variances in interest income was an increase in the yield on construction loans by 344 basis points or $4.2 million, principally related to the Corporation’s U.S. Mainland operations’ full recovery of certain large loan relationships that had been in non-accrual. Additionally, there was a positive variance in interest income on mortgage loans by $5.0 million, mostly influenced by the partial reversal during the fourth quarter of 2011 of the interest receivable on delinquent residential mortgage loans insured by FHA or guaranteed by the VA that were over 18-months past due.
  The Corporation’s interest expense on interest bearing deposits decreased by $4.4 million, or 5 basis points, reflecting the continuing progress in repricing the Corporation’s deposit base. Additionally, the interest expense on borrowings declined $1.9 million, principally due to lower average balances mainly associated with the payoff in the fourth quarter of 2011 of the note that was issued to the FDIC as part of the Westernbank FDIC-assisted transaction.

Provision for loan losses

  The provision for loan losses for the quarter ended March 31, 2012 amounted to $100.7 million, a decrease of $79.1 million compared with the fourth quarter of 2011. During the first quarter of 2012, the Corporation revised its estimation process for establishing and evaluating the adequacy of its allowance for loan losses. The provision for loan losses for the quarter includes a $25.3 million net benefit of such revision. Refer to the Credit Quality section for a summary of the changes and the impact on the Corporation’s allowance for loan losses. The total allowance for loan losses to loans held-in-portfolio ratio stood at 3.25% as of March 31, 2012 compared with 3.27% as of December 31, 2011.
  The provision for loan losses for the non-covered portfolio decreased by $41.4 million, of which $20.3 million was related to the Banco Popular de Puerto Rico (“BPPR”) reportable segment and $21.1 million to the Banco Popular North America (“BPNA”) reportable segment. In the BPPR reportable segment, the reduction in provision for loan losses was primarily driven by lower losses in the commercial and construction loan portfolios. In the BPNA reportable segment, the decrease in the provision for loan losses was driven by the combination of lower losses and the effect of the enhancement to the allowance for loan losses methodology.
  The provision for loan losses on the covered portfolio decreased by $37.7 million primarily due to lower level of impairments on loans accounted for pursuant to ASC 310-20 and ASC 310-30. The provision for loan losses related to loans accounted for pursuant to ASC 310-20 amounted to $6.8 million for the first quarter of 2012, compared with $34.7 million for the quarter ended December 31, 2011, a decrease of $27.9 million. During the fourth quarter of 2011, there were two particular credit relationships accounted for pursuant to ASC 310-20 which required specific reserves of $28.2 million. For the quarter ended March 31, 2012, there was only one newly impaired credit relationship with an outstanding principal balance of $13.2 million and a specific reserve requirement of $9.8 million. The provision for loan losses for loans accounted under ASC 310-30, amounted to $11.4 million for the first quarter of 2012, compared with $21.2 million for the quarter ended December 31, 2011. The decrease of $9.8 million in the provision for loan losses on these loans was prompted by an improvement in actual and expected cash flows.

Non-interest income

Non-interest income for the quarter ended March 31, 2012 decreased by $25.5 million compared with the quarter ended December 31, 2011. The principal unfavorable variances were as follows:

  FDIC loss share expense of $15.3 million was recognized in the first quarter of 2012, compared with FDIC loss share income of $17.4 million for the fourth quarter of 2011. This variance was principally associated with $37.7 million of lower provision for loan losses on covered loans recorded during the first quarter of 2012. Refer to Table N for financial information on the covered loans and the composition of the FDIC loss share (expense) income.
  Trading account losses amounted to $2.1 million for the first quarter of 2012, compared with trading account profits of $2.6 million in the fourth quarter of 2011.

The above unfavorable variances in non-interest income were partially offset by the following categories:

  The category of other operating income in Table B shows an increase of $9.5 million mostly due to higher income from investments accounted for under the equity method (approximately $9.0 million), principally driven by $6.7 million from the equity investment in PRLP 2011 Holdings, LLC, which holds the commercial and construction loans sold by BPPR during 2011, of which BPPR holds a 24.9% equity participation.
  Other service fees increased by $5.9 million, mostly due to a quarter-over-quarter favorable variance in valuation adjustments on mortgage servicing rights of $11.5 million, partially offset by lower insurance fees by $4.1 million since the fourth quarter of 2011 included the recognition of an annual contingent insurance commission related to the dwelling and flood insurance businesses. Refer to Table E in the Financial Supplement for a breakdown of other service fees.

Operating expenses

Operating expenses decreased by $14.9 million for the first quarter of 2012 compared with the fourth quarter of 2011. Refer to Table B which provides a breakdown of operating expenses by main categories. The principal favorable variances were as follows:

  Business promotion expense decreased by $6.4 million, mainly due to higher marketing efforts during the fourth quarter of 2011 related to credit cards, client relationship campaigns during the holidays and costs associated with the continued BPNA rebranding initiative.
  The provision for losses on unfunded credit commitments, which is included in the category of other operating expenses in Table B, resulted in a positive variance of $9.5 million in the first quarter of 2012 compared with the fourth quarter of 2011, mainly due to a combination of lower expected disbursements and loss rate.
  Personnel costs decreased by $3.1 million as shown in Table B, principally due to a decrease in the category of pension, postretirement and medical insurance costs of $7.6 million, partially offset by an increase in commissions, incentives and other bonuses of $1.9 million and in other personnel costs, including payroll taxes, of $2.9 million. The latter variance includes approximately $1.4 million in severance accruals related to a voluntary employee exit program as part of the Corporation’s efficiency efforts.

The slight variance in the salaries category in Table B consists of a reduction of $2.0 million in base salaries for full-time equivalent employees (FTEs), primarily related to the reduction in headcount associated with the voluntary retirement program effective on February 1, 2012, offset by increases in vacation expense, seasonal salaries and other compensation benefits. FTEs were 8,074 as of March 31, 2012, compared with 8,329 as of December 31, 2011.

Pension, postretirement and medical insurance costs were $7.6 million lower in the current quarter as pension costs decreased $12.1 million due to the effect of the $15.6 million cost of the voluntary retirement program recognized in the fourth quarter of 2011, partially offset by the impact of a decrease in the assumed discount rate of the remaining pension benefit obligation. The decrease in pension costs was partially offset by an increase in medical insurance costs of $4.6 million reflecting claims activity and revised premiums.

These favorable variances were partially offset by an increase in the category of other real estate owned costs by $4.3 million, principally due to downward adjustments to collateral values of residential mortgage properties in the BPPR reportable segment.

Income taxes

Income tax expense amounted to $16.2 million for the quarter ended March 31, 2012, compared with $263 thousand for the fourth quarter of 2011. The increase in income tax expense was mainly due to higher taxable income in the Corporation’s Puerto Rico operations.

Credit Quality

  The allowance for loan losses to loans held-in-portfolio ratio, excluding covered loans, stood at 3.25% as of March 31, 2012 compared with 3.35% as of December 31, 2011. During the first quarter of 2012, in order to better reflect current market conditions, the Corporation revised the estimation process for evaluating the adequacy of its allowance for loan losses for the Corporation’s commercial and construction loan portfolios by (i) establishing a more granular stratification of the commercial and construction loan portfolios focusing on certain risk characteristics and (ii) increasing the look-back period for assessing the trends applicable to the determination of net charge-offs from 6 months to 12 months (recognizing that a longer period is more appropriate when assessing those trends, consistent with the Corporation’s recent experience). The net charge-off trend factor is an adjustment to the base loss rate to account for inherent imprecision in reserve estimates due to recent loss trends. The trend factor replaces the base-loss period when it is higher than base loss up to a determined cap. As part of the process, the Corporation also reassessed environmental factors reserves applied to the commercial loan portfolio at the BPPR reportable segment. Environmental factors account for current market conditions that are likely to cause estimated credit losses to differ from historical loss experience. These environmental factors increase or decrease the historical loss rate applied to each loan segment. The net effect of these changes amounted to a $25.3 million reduction in the Corporation’s allowance for loan losses, resulting from a reduction of $40.4 million due to the enhancements to the allowance for loan losses methodology, offset in part by a $15.1 million increase in environmental factor reserves due to the Corporation’s decision to monitor recent trends in its commercial loan portfolio at the BPPR reportable segment that although improving, continue to warrant additional scrutiny. The general and specific reserves related to non-covered loans amounted to $589 million and $76 million, respectively, as of March 31, 2012, compared with $631 million and $59 million, respectively, as of December 31, 2011. Refer to Tables G through L for detailed credit quality information, including the activity in the allowance for loan losses.
  Non-performing loans, excluding loans held-for-sale and covered loans, decreased by $56 million from December 31, 2011 to March 31, 2012, driven principally by the commercial, construction and mortgage loan portfolios, resulting from the steps taken by the Corporation to reduce the overall credit risks of its loan portfolios. Non-performing construction loans decreased by $27 million, driven by the BPNA reportable segment which decreased by $29 million when compared with December 31, 2011. Non-performing commercial loans decreased by $11 million, when compared with December 31, 2011, driven by the BPPR reportable segment which decreased by $10 million, as one commercial loan with an outstanding principal balance of $20.1 million classified as a troubled-debt restructuring (“TDR”) in 2011 was returned to accrual status. Non-performing loans from the Corporation’s residential mortgage loan portfolio as of March 31, 2012 amounted to $667 million, a decrease of $19 million compared with December 31, 2011. The decrease was principally driven by non-performing loans from the residential mortgage loan portfolio of the BPPR reportable segment, prompted by (i) a reduction of loan repurchases under credit recourse arrangements, (ii) a higher level of residential mortgage TDRs returned to accrual status, and (iii) higher charge-offs. Nevertheless, the residential mortgage loan portfolio of the BPPR reportable segment continues to be impacted by the economic conditions in Puerto Rico. Refer to Table H for the activity in non-performing commercial, construction and mortgage loans, excluding covered loans and loans held-for-sale.
  Annualized net charge-offs to average non-covered loans held-in-portfolio decreased 33 basis points, from 2.46% for the quarter ended December 31, 2011 to 2.13% for the quarter ended March 31, 2012. Excluding covered loans, net charge-offs for the first quarter of 2012 declined by $17.9 million, compared with the quarter ended December 31, 2011. The reduction was driven principally by lower net charge-offs from the commercial and construction loan portfolios for the quarter ended March 31, 2012, which decreased by $17.1 million and $5.1 million, respectively, when compared with the quarter ended December 31, 2011. Net charge-offs from the BPPR and BPNA reportable segments’ commercial loan portfolios decreased by $10.9 million and $6.2 million respectively, from $48.4 million and $23.1 million, respectively, for the quarter ended December 31, 2011 to $37.5 million and $16.9 million, respectively, for the first quarter of 2012.

These favorable variances were offset in part by an increase in net charge-offs of $8.7 million in the residential mortgage loan portfolio mostly due to revisions to the charge-off policy in the BPPR reportable segment. During the first quarter of 2012, the Corporation revised its charge-off policy for the residential mortgage loan portfolio by including historical losses on recent other real estate owned (“OREO”) sales to determine the net realizable value to assess charge-offs once a loan becomes 180 days past due; previously, this was only done once the loan was foreclosed. As a result of the implementation of this new practice, net charge-offs from the residential mortgage loan portfolio at the BPPR reportable segment increased by $5.0 million during the quarter ended March 31, 2012. This increase was the main driver of a higher ratio of annualized net charge-offs to average non-covered mortgage loans held-in-portfolio at the BPPR reportable segment, which increased by 61 basis points, from 0.46% for the quarter ended December 31, 2011 to 1.07% for the quarter ended March 31, 2012.

Net charge-offs on the covered loan portfolio decreased by $6.7 million, driven principally by one particular credit relationship that was charged-off during the fourth quarter of 2011. Refer to Table I for further information on the Corporation’s net charge-offs and related ratios.

Refer to the section below for explanations on the main variances.

BPPR Reportable Segment

  The provision for loan losses for non-covered loans of the BPPR reportable segment totaled $67.8 million or 92.0% of net charge-offs, for the first quarter of 2012, compared with $88.1 million or 112.5% of net charge-offs, for the fourth quarter of 2011. The decrease in the provision for loan losses was mainly driven by lower levels of commercial and construction net-charge offs by $15.1 million, when compared with the quarter ended December 31, 2011. These improvements were partially offset by higher reserve requirements for the consumer and residential mortgage loan portfolios due to higher net charge-offs and specific reserve requirements for loans restructured under loss mitigation programs. The reduction also includes a $7.5 million impact related to the net effect of revisions made to the general reserve estimation process for the commercial and construction loan portfolios.
  Annualized net charge-offs to average non-covered loans held-in-portfolio ratio for the BPPR reportable segment decreased 13 basis points, from 2.14% for the quarter ended December 31, 2011 to 2.01% for the quarter ended March 31, 2012. The decrease was driven by lower net charge-offs from the commercial and construction loan portfolios, prompted by the steps taken by the Corporation to reduce the overall credit risks of these loans portfolio; therefore, reducing the level of problem loans remaining at the reportable segment. Net charge-offs from the residential mortgage loan portfolio of the BPPR reportable segment increased by $7.0 million, from $5.2 million for the quarter ended December 31, 2011 to $12.2 million for the first quarter of 2012, primarily due to the aforementioned enhancement to the charge-off policy.
  Non-performing loans of the BPPR reportable segment, excluding loans held-for-sale and covered loans, decreased by $28 million as of March 31, 2012, when compared with December 31, 2011. The decrease in non-performing commercial loans at the BPPR reportable segment was mainly driven by one commercial loan relationship with an outstanding principal balance of $20.1 million as of March 31, 2012, which was restructured and placed in non-accrual status during the third quarter of 2011. This commercial loan relationship was returned to accrual status during the first quarter of 2012, as explained previously. Non-performing residential mortgage loans of the BPPR reportable segment decreased by $16 million, mainly due to (i) a reduction of loan repurchases under credit recourse arrangements, (ii) a higher level of residential mortgage TDRs returned to accrual status, and (iii) higher charge-offs. Non-performing consumer loans of the BPPR reportable segment decreased to $27 million as of March 31 2012, from $31 million as of December 31, 2011, a decrease of $4 million. This portfolio continues to show stabilization in terms of credit quality.
  Refer to Table K for information on the allowance for loan losses of the Corporation’s Puerto Rico operations. The decrease in the allowance for loan losses from December 31, 2011 to March 31, 2012, excluding the impact related to the revisions made to the general reserve estimation process for the commercial and construction loan portfolios, reflects a lower general reserve component for the commercial loan portfolio mostly driven by a lower loss trend. This decrease was partially offset by an increase in the general reserve for the residential mortgage loan portfolio, coupled with higher specific reserves for residential mortgage loans restructured under loss mitigation programs.

BPNA Reportable Segment

  The provision for loan losses for the BPNA reportable segment amounted to $14.7 million, or 42.7% of net charge-offs, for the first quarter of 2012, compared with $35.8 million or 75.0% of net charge-offs for the fourth quarter of 2011. This reduction includes a $17.8 million impact related to the revisions made to the general reserve estimation process for the commercial and construction loan portfolios. Excluding this impact, the decrease in the provision for loan losses in the BPNA reportable segment was mainly due to lower net charge-offs during the first quarter of 2012 compared with the fourth quarter of 2011, principally from the commercial and consumer loan portfolios.
  Annualized net charge-offs to average loans held-in-portfolio ratio for the BPNA reportable segment decreased 84 basis points, from 3.27% for the quarter ended December 31, 2011 to 2.43% for the first quarter of 2012. As explained above, the decrease in net charge-offs was mainly observed in the commercial and consumer loan portfolios. These decreases were prompted by the continued credit stabilization at the BPNA reportable segment.
  Non-performing loans held-in-portfolio at the BPNA reportable segment amounted to $338 million as of March 31, 2012, a decrease of $28 million compared with December 31, 2011. The decrease was mainly driven by a reduction of $29 million in non-performing construction loans, driven by the resolution of three large construction loans, unit sales on several projects and minimal inflows of new construction non-performing loans.
  Refer to Table L for information on the allowance for loan losses of the BPNA reportable segment. The decline in the allowance for loan losses from December 31, 2011 to March 31, 2012 reflects an overall decrease in the general reserve component, partially offset by a slight increase in the specific reserve for the commercial loans portfolio. The decline in the general reserve component included the aforementioned impact related to the revisions made to the general reserve estimation process for the commercial and construction loan portfolios.

Financial Condition Highlights – March 31, 2012 compared to December 31, 2011

  Total assets amounted to $37.0 billion as of March 31, 2012, compared with $37.3 billion as of December 31, 2011. Refer to Table C for a detailed presentation of the Corporation’s Consolidated Statements of Condition.
  Total investment securities, including trading securities and other investment securities, amounted to $5.9 billion as of March 31, 2012, compared with $5.8 billion as of December 31, 2011.
  Total loans held-in-portfolio amounted to $24.7 billion as of March 31, 2012, compared with $25.0 billion as of December 31, 2011. Refer to Table F for a breakdown by loan categories. The decrease of $129 million in non-covered commercial loans held-in-portfolio from December 31, 2011 to March 31, 2012 was mostly associated with the Corporation’s U.S. mainland operations mainly due to pay-downs and charge-offs exceeding current year originations. The increase in mortgage loans held-in-portfolio was principally due to (i) loan repurchases under recourse credit agreements, (ii) loans purchased and originated at the Corporation’s Puerto Rico operations, and (iii) mortgage loan purchases at BPNA during the first quarter of 2012 of approximately $21 million. The decline in total covered loans of $127 million was principally due to collections.
  Deposits amounted to $27.2 billion as of March 31, 2011, compared with $27.9 billion as of December 31, 2011. Table F presents a breakdown of deposits by major categories. The decrease in demand deposits from December 31, 2011 to March 31, 2012 of $244 million was principally related to lower balance of deposits in trust by $561 million, partially offset by an increase in commercial accounts. The deposits in trust outstanding as of December 31, 2011 were of a short-term nature and were mostly associated with certain Puerto Rico government bond issuances. The decrease in time deposits was primarily at BPPR. These decreases were partially offset by an increase in savings, NOW and money market deposits, both from the retail and commercial sectors.
  The Corporation’s borrowings amounted to $4.7 billion as of March 31, 2012, compared with $4.3 billion as of December 31, 2011. The increase in borrowings was principally in short-term debt by approximately $455 million mostly associated with FHLB advances.
  Stockholders’ equity was $4.0 billion as of March 31, 2012, compared with $3.9 billion as of December 31, 2011. The increase was principally related to earnings retention. Refer to Table A for capital ratios and Table M for Non-GAAP reconciliations.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; (ix) the impact of the Dodd-Frank Act on our businesses, business practice and cost of operations; and (x) additional Federal Deposit Insurance Corporation assessments. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

Financial Supplement follows

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Other Service Fees

Table F - Loans and Deposits

Table G - Non-Performing Assets

Table H - Activity in Non-performing Loans

Table I - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table J - Allowance for Loan Losses - Breakdown of general and specific reserves - CONSOLIDATED

Table K - Allowance for Loan Losses - Breakdown of general and specific reserves - PUERTO RICO OPERATIONS

Table L - Allowance for Loan Losses - Breakdown of general and specific reserves - U.S. MAINLAND OPERATIONS

Table M - Reconciliation to GAAP Financial Measures

Table N - Financial Information - Westernbank Covered Loans

POPULAR, INC.
Financial Supplement to First Quarter 2012 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarter ended	Quarter ended	Quarter ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Net income per common share:
Basic and diluted	$0.05	$0.00	$0.01

Average common shares outstanding	1,023,418,052	1,022,741,800	1,021,536,201
Average common shares outstanding - assuming dilution	1,024,945,000	1,022,741,800	1,022,339,095
Common shares outstanding at end of period	1,027,117,068	1,025,904,567	1,023,416,118

Market value per common share	$2.05	$1.39	$2.92

Market Capitalization --- (In millions)	$2,106	$1,426	$2,988

Return on average assets	0.53%	0.03%	0.11%

Return on average common equity	5.16%	0.21%	1.05%

Net interest margin [1]	4.27%	4.30%	4.15%

Common equity per share	$3.81	$3.77	$3.67

Tangible common book value per common share (non-GAAP)	$3.12	$3.08	$2.98

Tangible common equity to tangible assets (non-GAAP)	8.83%	8.62%	8.00%

Tier 1 risk-based capital [2]	16.51%	15.97%	15.23%

Total risk-based capital [2]	17.79%	17.25%	16.50%

Tier 1 leverage [2]	11.10%	10.90%	10.15%

Tier 1 common equity to risk-weighted assets (non-GAAP) [2]	12.53%	12.10%	11.56%

[1] Not on a taxable equivalent basis.
[2] Capital ratios for the current quarter are estimated.

POPULAR, INC.
Financial Supplement to First Quarter 2012 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarter ended	Quarter ended	Variance	Quarter ended	Variance
	March 31,	December 31,	Q1 2012 vs.	March 31,	Q1 2012 vs.
(In thousands, except per share information)	2012	2011	Q4 2011	2011	Q1 2011
Interest income:
Loans	$387,942	$399,523	$(11,581)	$423,375	$(35,433)
Money market investments	948	837	111	947	1
Investment securities	45,070	46,758	(1,688)	52,375	(7,305)
Trading account securities	5,891	6,275	(384)	8,754	(2,863)
Total interest income	439,851	453,393	(13,542)	485,451	(45,600)
Interest expense:
Deposits	51,679	56,068	(4,389)	76,879	(25,200)
Short-term borrowings	13,583	13,780	(197)	14,015	(432)
Long-term debt	37,007	38,765	(1,758)	51,198	(14,191)
Total interest expense	102,269	108,613	(6,344)	142,092	(39,823)
Net interest income	337,582	344,780	(7,198)	343,359	(5,777)
Provision for loan losses - non-covered loans	82,514	123,908	(41,394)	59,762	22,752
Provision for loan losses - covered loans	18,209	55,900	(37,691)	15,557	2,652
Net interest income after provision for loan losses	236,859	164,972	71,887	268,040	(31,181)
Service charges on deposit accounts	46,589	46,162	427	45,630	959
Other service fees	66,039	60,097	5,942	58,652	7,387
Net gain on sale and valuation adjustments of investment securities	-	2,800	(2,800)	-	-
Trading account (loss) profit	(2,143)	2,610	(4,753)	(499)	(1,644)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	15,471	16,135	(664)	7,244	8,227
Adjustments (expense) to indemnity reserves on loans sold	(3,875)	(3,481)	(394)	(9,848)	5,973
FDIC loss share (expense) income	(15,255)	17,447	(32,702)	16,035	(31,290)
Fair value change in equity appreciation instrument	-	-	-	7,745	(7,745)
Other operating income	17,082	7,589	9,493	39,409	(22,327)
Total non-interest income	123,908	149,359	(25,451)	164,368	(40,460)
Operating expenses:
Personnel costs
Salaries	76,899	77,074	(175)	73,791	3,108
Commissions, incentives and other bonuses	12,726	10,873	1,853	9,924	2,802
Pension, postretirement and medical insurance	18,425	26,039	(7,614)	11,985	6,440
Other personnel costs, including payroll taxes	13,441	10,561	2,880	10,440	3,001
Total personnel costs	121,491	124,547	(3,056)	106,140	15,351
Net occupancy expenses	24,162	25,891	(1,729)	24,586	(424)
Equipment	11,341	10,526	815	12,036	(695)
Other taxes	13,438	12,899	539	11,972	1,466
Professional fees	48,105	50,019	(1,914)	46,688	1,417
Communications	7,131	5,917	1,214	7,210	(79)
Business promotion	12,850	19,225	(6,375)	9,860	2,990
FDIC deposit insurance	24,926	25,088	(162)	17,673	7,253
Loss on early extinguishment of debt	69	56	13	8,239	(8,170)
Other real estate owned (OREO)	14,165	9,893	4,272	2,211	11,954
Credit and debit card processing, volume, interchange and other	4,681	3,974	707	3,944	737
Other operating expenses	11,215	20,377	(9,162)	22,235	(11,020)
Amortization of intangibles	2,593	2,681	(88)	2,255	338
Total operating expenses	296,167	311,093	(14,926)	275,049	21,118
Income before income tax	64,600	3,238	61,362	157,359	(92,759)
Income tax expense	16,192	263	15,929	147,227	(131,035)
Net income	$48,408	$2,975	$45,433	$10,132	$38,276
Net income applicable to common stock	$47,477	$2,044	$45,433	$9,202	$38,275
Net income per common share - basic	$0.05	$-	$0.05	$0.01	$0.04
Net income per common share - diluted	$0.05	$-	$0.05	$0.01	$0.04

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table C - Consolidated Statement of Condition
(Unaudited)
				Variance
	March 31,	December 31,	March 31,	Q1 2012 vs.
(In thousands)	2012	2011	2011	Q4 2011
Assets:
Cash and due from banks	$472,806	$535,282	$464,555	$(62,476)
Money market investments	1,304,263	1,376,174	961,565	(71,911)
Trading account securities, at fair value	404,293	436,331	634,799	(32,038)
Investment securities available-for-sale, at fair value	5,138,616	5,009,823	5,686,341	128,793
Investment securities held-to-maturity, at amortized cost	124,372	125,383	142,106	(1,011)
Other investment securities, at lower of cost or realizable value	195,708	179,880	174,930	15,828
Loans held-for-sale, at lower of cost or fair value	361,596	363,093	569,678	(1,497)
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	20,478,674	20,602,596	20,676,789	(123,922)
Loans covered under loss sharing agreements with the FDIC	4,221,788	4,348,703	4,729,550	(126,915)
Less: Allowance for loan losses	(803,264)	(815,308)	(736,505)	12,044
Total loans held-in-portfolio, net	23,897,198	24,135,991	24,669,834	(238,793)
FDIC loss share asset	1,880,357	1,915,128	2,426,305	(34,771)
Premises and equipment, net	533,545	538,486	543,577	(4,941)
Other real estate not covered under loss sharing agreements with the FDIC	193,768	172,497	156,888	21,271
Other real estate covered under loss sharing agreements with the FDIC	110,559	109,135	65,562	1,424
Accrued income receivable	126,568	125,209	147,670	1,359
Mortgage servicing assets, at fair value	156,331	151,323	167,416	5,008
Other assets	1,439,532	1,462,393	1,314,739	(22,861)
Goodwill	647,911	648,350	647,387	(439)
Other intangible assets	61,798	63,954	56,441	(2,156)
Total assets	$37,049,221	$37,348,432	$38,829,793	$(299,211)
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$5,366,420	$5,655,474	$4,913,009	$(289,054)
Interest bearing	21,831,316	22,286,653	22,283,665	(455,337)
Total deposits	27,197,736	27,942,127	27,196,674	(744,391)
Federal funds purchased and assets sold under agreements to repurchase	2,113,557	2,141,097	2,642,800	(27,540)
Other short-term borrowings	751,200	296,200	290,302	455,000
Notes payable	1,843,754	1,856,372	3,794,655	(12,618)
Other liabilities	1,175,903	1,193,883	1,100,456	(17,980)
Total liabilities	33,082,150	33,429,679	35,024,887	(347,529)
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	10,276	10,263	10,236	13
Surplus	4,116,710	4,114,661	4,096,245	2,049
Accumulated deficit	(165,249)	(212,726)	(338,126)	47,477
Treasury stock	(1,041)	(1,057)	(607)	16
Accumulated other comprehensive loss	(43,785)	(42,548)	(13,002)	(1,237)
Total stockholders’ equity	3,967,071	3,918,753	3,804,906	48,318
Total liabilities and stockholders’ equity	$37,049,221	$37,348,432	$38,829,793	$(299,211)

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

Quarter	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
	March 31, 2012			December 31, 2011			March 31, 2011			Q1 2012 vs Q4 2011			Q1 2012 vs Q1 2011
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,761	$52.0	3.07%	$6,635	$53.9	3.24%	$7,470	$62.1	3.33%	$126	($1.9)	(0.17)%	($709)	($10.1)	(0.26)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,444	126.5	4.87	10,596	131.4	4.92	11,254	139.1	5.01	(152)	(4.9)	(0.05)	(810)	(12.6)	(0.14)
Construction	523	6.5	5.03	564	2.3	1.59	863	3.3	1.56	(41)	4.2	3.44	(340)	3.2	3.47
Mortgage	5,464	75.5	5.53	5,402	70.5	5.22	4,753	71.4	6.01	62	5.0	0.31	711	4.1	(0.48)
Consumer	3,661	92.6	10.17	3,680	95.0	10.25	3,668	93.7	10.36	(19)	(2.4)	(0.08)	(7)	(1.1)	(0.19)
Lease financing	555	12.0	8.67	562	11.9	8.44	592	13.3	9.01	(7)	0.1	0.23	(37)	(1.3)	(0.34)
Total loans not covered under loss sharing agreements with the FDIC	20,647	313.1	6.09	20,804	311.1	5.95	21,130	320.8	6.14	(157)	2.0	0.14	(483)	(7.7)	(0.05)
Loans covered under loss sharing agreements with the FDIC	4,292	74.8	7.00	4,401	88.4	7.99	4,815	102.6	8.61	(109)	(13.6)	(0.99)	(523)	(27.8)	(1.61)
Total loans	24,939	387.9	6.25	25,205	399.5	6.30	25,945	423.4	6.59	(266)	(11.6)	(0.05)	(1,006)	(35.5)	(0.34)
Total interest earning assets	31,700	$439.9	5.57%	31,840	$453.4	5.66%	33,415	$485.5	5.87%	(140)	($13.5)	(0.09)%	(1,715)	($45.6)	(0.30)%
Allowance for loan losses	(802)			(751)			(771)			(51)			(31)
Other non-interest earning assets	5,658			5,655			6,126			3			(468)
Total average assets	$36,556			$36,744			$38,770			($188)			($2,214)

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,246	$6.1	0.47%	$5,199	$6.4	0.49%	$4,977	$8.9	0.73%	$47	($0.3)	(0.02)%	$269	($2.8)	(0.26)%
Savings	6,507	6.3	0.39	6,475	6.4	0.39	6,242	12.6	0.82	32	(0.1)	0.00	265	(6.3)	(0.43)
Time deposits	10,291	39.3	1.54	10,685	43.3	1.61	11,135	55.4	2.02	(394)	(4.0)	(0.07)	(844)	(16.1)	(0.48)
Total interest bearing deposits	22,044	51.7	0.94	22,359	56.1	0.99	22,354	76.9	1.39	(315)	(4.4)	(0.05)	(310)	(25.2)	(0.45)
Borrowings	4,365	50.6	4.65	4,507	52.5	4.65	6,746	65.2	3.88	(142)	(1.9)	0.00	(2,381)	(14.6)	0.77
Total interest bearing liabilities	26,409	102.3	1.55	26,866	108.6	1.61	29,100	142.1	1.97	(457)	(6.3)	(0.06)	(2,691)	(39.8)	(0.42)
Net interest spread			4.02%			4.05%			3.90%			(0.03)%			0.12%
Non-interest bearing deposits	5,213			5,165			4,926			48			287
Other liabilities	1,181			895			1,147			286			34
Stockholders' equity	3,753			3,818			3,597			(65)			156
Total average liabilities and stockholders' equity	$36,556			$36,744			$38,770			($188)			($2,214)

Net interest income / margin non-taxable equivalent basis		$337.6	4.27%		$344.8	4.30%		$343.4	4.15%		($7.2)	(0.03)%		($5.8)	0.12%

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table E - Other Service Fees
(Unaudited)

	Quarters ended			Variance	Variance
	March 31,	December 31,	March 31,	Q1 2012 vs.	Q1 2012 vs.
(In thousands)	2012	2011	2011	Q4 2011	Q1 2011
Other service fees:
Debit card fees	$9,832	$9,664	$12,925	$168	$(3,093)
Insurance fees	12,390	16,471	11,926	(4,081)	464
Credit card fees and discounts	11,892	12,943	10,576	(1,051)	1,316
Sale and administration of investment products	8,889	9,686	7,130	(797)	1,759
Mortgage servicing fees, net of fair value adjustments	12,931	1,449	6,260	11,482	6,671
Trust fees	4,081	3,722	3,495	359	586
Processing fees	1,774	1,718	1,697	56	77
Other fees	4,250	4,444	4,643	(194)	(393)
Total other service fees	$66,039	$60,097	$58,652	$5,942	$7,387

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table F - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(in thousands)	March 31, 2012	December 31, 2011	March 31, 2011	Q1 2012 vs. Q4 2011	Q1 2012 vs. Q1 2011
Loans not covered under FDIC loss sharing agreements:
Commercial	$10,405,896	$10,534,886	$11,124,330	$(128,990)	$(718,434)
Construction	290,448	311,628	439,399	(21,180)	(148,951)
Lease financing	555,665	563,867	592,092	(8,202)	(36,427)
Mortgage	5,591,745	5,518,460	4,895,682	73,285	696,063
Consumer	3,634,920	3,673,755	3,625,286	(38,835)	9,634
Total non-covered loans held-in-portfolio	$20,478,674	$20,602,596	$20,676,789	$(123,922)	$(198,115)
Loans covered under FDIC loss sharing agreements	4,221,788	4,348,703	4,729,550	(126,915)	(507,762)
Total loans held-in-portfolio	$24,700,462	$24,951,299	$25,406,339	$(250,837)	$(705,877)
Loans held-for-sale:
Commercial	$25,994	$26,198	$61,276	$(204)	$(35,282)
Construction	206,246	236,045	392,113	(29,799)	(185,867)
Mortgage	129,356	100,850	116,289	28,506	13,067
Total loans held-for-sale	361,596	363,093	569,678	(1,497)	(208,082)
Total loans	$25,062,058	$25,314,392	$25,976,017	$(252,334)	$(913,959)

Deposits - Ending Balances
				Variance
(In thousands)	March 31, 2012	December 31, 2011	March 31, 2011	Q1 2012 vs. Q4 2011	Q1 2012 vs. Q1 2011
Demand deposits [1]	$6,013,009	$6,256,530	$5,496,313	$(243,521)	$516,696
Savings, NOW and money market deposits (non-brokered)	11,048,140	10,762,869	10,633,029	285,271	415,111
Savings, NOW and money market deposits (brokered)	212,996	212,688	50,000	308	162,996
Time deposits (non-brokered)	7,186,826	7,552,434	8,565,437	(365,608)	(1,378,611)
Time deposits (brokered CDs)	2,736,765	3,157,606	2,451,895	(420,841)	284,870
Total deposits	$27,197,736	$27,942,127	$27,196,674	$(744,391)	$1,062
[1] Includes interest and non-interest bearing deposits.

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table G - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	March 31, 2012	As a percentage of loans HIP by category	December 31, 2011	As a percentage of loans HIP by category	March 31, 2011	As a percentage of loans HIP by category	Q1 2012 vs. Q4 2011	Q1 2012 vs. Q1 2011
Non-accrual loans:
Commercial	$818,678	8.3%	$830,092	8.3%	$699,993	6.7%	$(11,414)	$118,685
Construction	69,470	29.4	96,286	40.1	126,549	43.7	(26,816)	(57,079)
Legacy [1]	79,077	13.1	75,660	11.7	150,117	16.7	3,417	(71,040)
Lease financing	5,673	1.0	5,642	1.0	5,151	0.9	31	522
Mortgage	667,217	11.9	686,502	12.4	578,106	11.8	(19,285)	89,111
Consumer	41,688	1.1	43,668	1.2	53,896	1.5	(1,980)	(12,208)
Total non-performing loans held-in- portfolio, excluding covered loans	1,681,803	8.2%	1,737,850	8.4%	1,613,812	7.8%	(56,047)	67,991
Non-performing loans held-for-sale [2]	232,293		262,302		464,577		(30,009)	(232,284)
Other real estate owned (“OREO”), excluding covered OREO	193,768		172,497		156,888		21,271	36,880
Total non-performing assets, excluding covered assets	2,107,864		2,172,649		2,235,277		(64,785)	(127,413)
Covered loans and OREO	203,254		192,771		79,075		10,483	124,179
Total non-performing assets	$2,311,118		$2,365,420		$2,314,352		$(54,302)	$(3,234)
Accruing loans past due 90 days or more [3]	$328,757		$316,614		$332,384		$12,143	$(3,627)
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio	8.21%		8.44%		7.80%
Allowance for loan losses to loans held-in-portfolio	3.25		3.35		3.52
Allowance for loan losses to non-performing loans, excluding held-for-sale	39.53		39.73		45.07
Ratios including covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio	7.18%		7.30%		6.41%
Allowance for loan losses to loans held-in-portfolio	3.25		3.27		2.90
Allowance for loan losses to non-performing loans, excluding held-for-sale	45.27		44.76		45.26
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[2] Non-performing loans held-for-sale as of March 31, 2012 consisted of $206 million in construction loans, $26 million in commercial loans and $53 thousand in mortgage loans (December 31, 2011 - $236 million, $26 million and $59 thousand, respectively; March 31, 2011 - $392 million, $62 million, and $11 million, respectively).
[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to nonperforming since the principal repayment is insured. These balances include $58 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of March 31, 2012.

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table H - Activity in Non-performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended March 31, 2012			Quarter ended December 31, 2011
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning Balance NPLs	$ 631,171	$ 198,921	$ 830,092	$ 652,937	$ 180,629	$ 833,566
Plus:
New non-performing loans	86,446	30,608	117,054	93,403	64,082	157,485
Advances on existing non-performing loans	-	227	227	-	21	21
Less:
Non-performing loans transferred to OREO	(5,481)	(10,434)	(15,915)	(4,685)	(2,138)	(6,823)
Non-performing loans charged-off	(37,924)	(15,121)	(53,045)	(50,281)	(24,019)	(74,300)
Loans returned to accrual status / loan collections	(53,296)	(6,439)	(59,735)	(60,203)	(14,647)	(74,850)
Loans transferred to held-for-sale	-	-	-	-	(5,007)	(5,007)
Ending balance NPLs	$ 620,916	$ 197,762	$ 818,678	$ 631,171	$ 198,921	$ 830,092

Construction loans held-in-portfolio:
	Quarter ended March 31, 2012			Quarter ended December 31, 2011
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning Balance NPLs	$ 53,859	$ 42,427	$ 96,286	$ 64,971	$ 59,635	$ 124,606
Plus:
New non-performing loans	6,372	-	6,372	7,385	-	7,385
Advances on existing non-performing loans	-	125	125	-	34	34
Less:
Non-performing loans charged-off	(371)	(1,380)	(1,751)	(3,689)	(1,118)	(4,807)
Loans returned to accrual status / loan collections	(3,613)	(17,617)	(21,230)	(14,808)	(8,580)	(23,388)
Loans transferred to held-for-sale	-	(10,332)	(10,332)	-	(7,544)	(7,544)
Ending balance NPLs	$ 56,247	$ 13,223	$ 69,470	$ 53,859	$ 42,427	$ 96,286

Mortgage loans held-in-portfolio:
	Quarter ended March 31, 2012			Quarter ended December 31, 2011
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning Balance NPLs	$ 649,279	$ 37,223	$ 686,502	$ 580,563	$ 37,160	$ 617,723
Plus:
New non-performing loans	186,510	6,256	192,766	232,004	8,421	240,425
Less:
Non-performing loans transferred to OREO	(21,573)	(1,064)	(22,637)	(12,771)	(1,157)	(13,928)
Non-performing loans charged-off	(20,427)	(3,496)	(23,923)	(12,076)	(2,456)	(14,532)
Loans returned to accrual status / loan collections	(160,272)	(5,219)	(165,491)	(138,441)	(4,745)	(143,186)
Ending balance NPLs	$ 633,517	$ 33,700	$ 667,217	$ 649,279	$ 37,223	$ 686,502

Legacy loans held-in-portfolio:
		Quarter ended			Quarter ended
(In thousands)		March 31, 2012			December 31, 2011
Beginning Balance NPLs			$ 75,660			$ 102,551
Plus:
New non-performing loans			17,373			12,544
Advances on existing non-performing loans			16			13
Less:
Non-performing loans transferred to OREO			(3,370)			(14,390)
Non-performing loans charged-off			(8,489)			(13,417)
Loans returned to accrual status / loan collections			(1,441)			(11,173)
Loans transferred to held-for-sale			(672)			(468)
Ending balance NPLs			$ 79,077			$ 75,660

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table I - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended					Quarter ended
	March 31,					December 31,					March 31,
(Dollars in thousands)	2012		2012	2012		2011		2011	2011		2011		2011	2011
	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$690,363		$124,945	$815,308		$692,500		$80,421	$772,921		$793,225		$-	$793,225
Provision for loan losses	82,514		18,209	100,723		123,908		55,900	179,808		59,762		15,557	75,319
	772,877		143,154	916,031		816,408		136,321	952,729		852,987		15,557	868,544
Net loans charged-off (recovered):
BPPR
Commercial	37,518		4,102	41,620		48,428		10,526	58,954		38,528		1,707	40,235
Construction	(371)		264	(107)		3,820		8	3,828		8,021		4,345	12,366
Lease financing	154		-	154		1,233		-	1,233		1,179		-	1,179
Mortgage	12,226		203	12,429		5,236		746	5,982		7,677		-	7,677
Consumer	24,131		89	24,220		19,592		96	19,688		28,414		346	28,760
Total BPPR	73,658		4,658	78,316		78,309		11,376	89,685		83,819		6,398	90,217

BPNA
Commercial	16,865			16,865		23,104			23,104		17,484			17,484
Construction	166			166		1,102			1,102		764			764
Legacy [1]	3,558			3,558		5,821			5,821		20,249			20,249
Mortgage	5,228			5,228		3,501			3,501		570			570
Consumer	8,634			8,634		14,208			14,208		16,562			16,562
Total BPNA	34,451			34,451		47,736			47,736		55,629			55,629
Net write-downs (recoveries) related to loans transferred to loans held-for-sale	-		-	-		-		-	-		(13,807)		-	(13,807)
Balance at end of period	$664,768		$138,496	$803,264		$690,363		$124,945	$815,308		$727,346		$9,159	$736,505

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	2.13%			1.83%		2.46%			2.21%		2.74%			2.31%
Provision for loan losses to net charge-offs	0.76	x		0.89	x	0.98	x		1.31	x	0.43	x		0.52	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	2.01%			1.65%		2.14%			1.88%		2.42%			1.93%
Provision for loan losses to net charge-offs	0.92	x		1.10	x	1.13	x		1.61	x	0.62	x		0.75	x

BPNA
Annualized net charge-offs to average loans held-in-portfolio				2.43%					3.27%					3.39%
Provision for loan losses to net charge-offs				0.43	x				0.75	x				0.14	x

[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table J - Allowance for Loan Losses - Breakdown of general and specific reserves - CONSOLIDATED
(Unaudited)

March 31, 2012
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$12,998	$1,013	$765	$40,946	$1,344	$18,990	$76,056
Impaired loans	[1]	$552,152	$64,149	$47,731	$450,754	$5,412	$138,200	$1,258,398
Specific ALLL to impaired loans	[1]	2.35%	1.58%	1.60%	9.08%	24.83%	13.74%	6.04%
General ALLL		$300,581	$8,120	$53,960	$84,533	$3,623	$137,895	$588,712
Loans held-in-portfolio, excluding impaired loans	[1]	$9,316,090	$172,430	$556,143	$5,140,991	$537,902	$3,496,720	$19,220,276
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	3.23%	4.71%	9.70%	1.64%	0.67%	3.94%	3.06%
Total ALLL		$313,579	$9,133	$54,725	$125,479	$4,967	$156,885	$664,768
Total non-covered loans held-in-portfolio	[1]	$9,868,242	$236,579	$603,874	$5,591,745	$543,314	$3,634,920	$20,478,674
ALLL to loans held-in-portfolio	[1]	3.18%	3.86%	9.06%	2.24%	0.91%	4.32%	3.25%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of March 31, 2012, the general allowance on the covered loans amounted to $116 million, while the specific reserve amounted to $23 million.
[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

December 31, 2011
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$11,738	$289	$57	$29,063	$793	$17,046	$58,986
Impaired loans	[1]	$556,329	$91,710	$48,890	$382,880	$6,104	$140,108	$1,226,021
Specific ALLL to impaired loans	[1]	2.11%	0.32%	0.12%	7.59%	12.99%	12.17%	4.81%
General ALLL		$357,694	$8,192	$46,171	$73,198	$3,858	$142,264	$631,377
Loans held-in-portfolio, excluding impaired loans	[1]	$9,416,998	$148,229	$599,519	$5,135,580	$542,602	$3,533,647	$19,376,575
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	3.80%	5.53%	7.70%	1.43%	0.71%	4.03%	3.26%
Total ALLL		$369,432	$8,481	$46,228	$102,261	$4,651	$159,310	$690,363
Total non-covered loans held-in-portfolio	[1]	$9,973,327	$239,939	$648,409	$5,518,460	$548,706	$3,673,755	$20,602,596
ALLL to loans held-in-portfolio	[1]	3.70%	3.53%	7.13%	1.85%	0.85%	4.34%	3.35%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of December 31, 2011, the general allowance on the covered loans amounted to $98 million, while the specific reserve amounted to $27 million.

Variance March 31, 2012 versus December 31, 2011
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$1,260	$724	$708	$11,883	$551	$1,944	$17,070
Impaired loans		$(4,177)	$(27,561)	$(1,159)	$67,874	$(692)	$(1,908)	$32,377

General ALLL		$(57,113)	$(72)	$7,789	$11,335	$(235)	$(4,369)	$(42,665)
Loans held-in-portfolio, excluding impaired loans		$(100,908)	$24,201	$(43,376)	$5,411	$(4,700)	$(36,927)	$(156,299)

Total ALLL		$(55,853)	$652	$8,497	$23,218	$316	$(2,425)	$(25,595)
Total non-covered loans held-in-portfolio		$(105,085)	$(3,360)	$(44,535)	$73,285	$(5,392)	$(38,835)	$(123,922)

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of general and specific reserves - PUERTO RICO OPERATIONS
(Unaudited)

As of March 31, 2012
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$11,115	$1,013	$27,096	$1,344	$18,887	$59,455
General ALLL non-covered loans	210,214	5,658	69,411	3,623	99,175	388,081
ALLL - non-covered loans	221,329	6,671	96,507	4,967	118,062	447,536
Specific ALLL covered loans	22,719	-	-	-	-	22,719
General ALLL covered loans	67,351	29,727	10,517	-	8,182	115,777
ALLL - covered loans	90,070	29,727	10,517	-	8,182	138,496
Total ALLL	$311,399	$36,398	$107,024	$4,967	$126,244	$586,032
Loans held-in-portfolio:
Impaired non-covered loans	$402,097	$51,023	$396,854	$5,412	$135,745	$991,131
Non-covered loans held-in-portfolio, excluding impaired loans	6,027,572	124,745	4,363,491	537,902	2,815,758	13,869,468
Non-covered loans held-in-portfolio	6,429,669	175,768	4,760,345	543,314	2,951,503	14,860,599
Impaired covered loans	72,605	-	-	-	-	72,605
Covered loans held-in-portfolio, excluding impaired loans	2,359,096	532,433	1,150,996	-	106,658	4,149,183
Covered loans held-in-portfolio	2,431,701	532,433	1,150,996	-	106,658	4,221,788
Total loans held-in-portfolio	$8,861,370	$708,201	$5,911,341	$543,314	$3,058,161	$19,082,387

As of December 31, 2011
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$10,407	$289	$14,944	$793	$16,915	$43,348
General ALLL non-covered loans	245,046	5,561	57,378	3,858	98,211	410,054
ALLL - non-covered loans	255,453	5,850	72,322	4,651	115,126	453,402
Specific ALLL covered loans	27,086	-	-	-	-	27,086
General ALLL covered loans	67,386	20,435	5,310	-	4,728	97,859
ALLL - covered loans	94,472	20,435	5,310	-	4,728	124,945
Total ALLL	$349,925	$26,285	$77,632	$4,651	$119,854	$578,347
Loans held-in-portfolio:
Impaired non-covered loans	$403,089	$49,747	$333,346	$6,104	$137,582	$929,868
Non-covered loans held-in-portfolio, excluding impaired loans	6,067,493	111,194	4,356,137	542,602	2,832,845	13,910,271
Non-covered loans held-in-portfolio	6,470,582	160,941	4,689,483	548,706	2,970,427	14,840,139
Impaired covered loans	76,798	-	-	-	-	76,798
Covered loans held-in-portfolio, excluding impaired loans	2,435,944	546,826	1,172,954	-	116,181	4,271,905
Covered loans held-in-portfolio	2,512,742	546,826	1,172,954	-	116,181	4,348,703
Total loans held-in-portfolio	$8,983,324	$707,767	$5,862,437	$548,706	$3,086,608	$19,188,842

Variance March 31, 2012 versus December 31, 2011
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$708	$724	$12,152	$551	$1,972	$16,107
General ALLL non-covered loans	(34,832)	97	12,033	(235)	964	(21,973)
ALLL - non-covered loans	(34,124)	821	24,185	316	2,936	(5,866)
Specific ALLL covered loans	(4,367)	-	-	-	-	(4,367)
General ALLL covered loans	(35)	9,292	5,207	-	3,454	17,918
ALLL - covered loans	(4,402)	9,292	5,207	-	3,454	13,551
Total ALLL	$(38,526)	$10,113	$29,392	$316	$6,390	$7,685
Loans held-in-portfolio:
Impaired non-covered loans	$(992)	$1,276	$63,508	$(692)	$(1,837)	$61,263
Non-covered loans held-in-portfolio, excluding impaired loans	(39,921)	13,551	7,354	(4,700)	(17,087)	(40,803)
Non-covered loans held-in-portfolio	(40,913)	14,827	70,862	(5,392)	(18,924)	20,460
Impaired covered loans	(4,193)	-	-	-	-	(4,193)
Covered loans held-in-portfolio, excluding impaired loans	(76,848)	(14,393)	(21,958)	-	(9,523)	(122,722)
Covered loans held-in-portfolio	(81,041)	(14,393)	(21,958)	-	(9,523)	(126,915)
Total loans held-in-portfolio	$(121,954)	$434	$48,904	$(5,392)	$(28,447)	$(106,455)

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of general and specific reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

As of March 31, 2012
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$1,883	$-	$765	$13,850	$103	$16,601
General ALLL	90,367	2,462	53,960	15,122	38,720	200,631
Total ALLL	$92,250	$2,462	$54,725	$28,972	$38,823	$217,232
Loans held-in-portfolio:
Impaired loans	$150,055	$13,126	$47,731	$53,900	$2,455	$267,267
Loans held-in-portfolio, excluding impaired loans	3,288,518	47,685	556,143	777,500	680,962	5,350,808
Total loans held-in-portfolio	$3,438,573	$60,811	$603,874	$831,400	$683,417	$5,618,075

As of December 31, 2011
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$1,331	$-	$57	$14,119	$131	$15,638
General ALLL	112,648	2,631	46,171	15,820	44,053	221,323
Total ALLL	$113,979	$2,631	$46,228	$29,939	$44,184	$236,961
Loans held-in-portfolio:
Impaired loans	$153,240	$41,963	$48,890	$49,534	$2,526	$296,153
Loans held-in-portfolio, excluding impaired loans	3,349,505	37,035	599,519	779,443	700,802	5,466,304
Total loans held-in-portfolio	$3,502,745	$78,998	$648,409	$828,977	$703,328	$5,762,457

Variance March 31, 2012 versus December 31, 2011
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$552	$-	$708	$(269)	$(28)	$963
General ALLL	(22,281)	(169)	7,789	(698)	(5,333)	(20,692)
Total ALLL	$(21,729)	$(169)	$8,497	$(967)	$(5,361)	$(19,729)
Loans held-in-portfolio:
Impaired loans	$(3,185)	$(28,837)	$(1,159)	$4,366	$(71)	$(28,886)
Loans held-in-portfolio, excluding impaired loans	(60,987)	10,650	(43,376)	(1,943)	(19,840)	(115,496)
Total loans held-in-portfolio	$(64,172)	$(18,187)	$(44,535)	$2,423	$(19,911)	$(144,382)

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table M - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)		March 31, 2012	December 31, 2011	March 31, 2011
Total stockholders’ equity		$3,967,071	$3,918,753	$3,804,906
Less: Preferred stock		(50,160)	(50,160)	(50,160)
Less: Goodwill		(647,911)	(648,350)	(647,387)
Less: Other intangibles		(61,798)	(63,954)	(56,441)
Total tangible common equity		$3,207,202	$3,156,289	$3,050,918
Total assets		$37,049,221	$37,348,432	$38,829,793
Less: Goodwill		(647,911)	(648,350)	(647,387)
Less: Other intangibles		(61,798)	(63,954)	(56,441)
Total tangible assets		$36,339,512	$36,636,128	$38,125,965
Tangible common equity to tangible assets		8.83%	8.62%	8.00%
Common shares outstanding at end of period		1,027,117,068	1,025,904,567	1,023,416,118
Tangible book value per common share		$3.12	$3.08	$2.98

(In thousands)		March 31, 2012	December 31, 2011	March 31, 2011
Common stockholders’ equity		$3,916,911	$3,868,593	$3,754,746
Less: Unrealized gains on available-for-sale securities, net of tax	[1]	(196,878)	(203,078)	(141,747)
Less: Disallowed deferred tax assets	[2]	(257,440)	(249,325)	(143,137)
Less: Intangible assets:
Goodwill		(647,911)	(648,350)	(647,387)
Other disallowed intangibles		(26,149)	(29,655)	(25,649)
Less: Aggregate adjusted carrying value of all non-financial equity investments		(1,175)	(1,189)	(1,612)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges	[3]	211,747	216,798	128,091
Total Tier 1 common equity		$2,999,105	$2,953,794	$2,923,305

[1] In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

[2] Approximately $138 million of the Corporation’s $424 million of net deferred tax assets at March 31, 2012 (March 31, 2011 - $106 million and $250 million, respectively; December 31, 2011 - $150 million and $430 million, respectively), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $257 million of such assets at March 31, 2012 (March 31, 2011 - $143 million; December 31, 2011 - $249 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $29 million of the Corporation’s other net deferred tax assets at March 31, 2012 (March 31, 2011 - $1 million; December 31, 2011 - $31 million) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3] The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Popular, Inc.
Financial Supplement to First Quarter 2012 Earnings Release
Table N - Financial Information - Westernbank Covered Loans
(Unaudited)
	Quarter ended
(In thousands)	March 31, 2012	December 31, 2011	Variance
Interest income:
Interest income on covered loans	$74,764	$88,424	$(13,660)
FDIC loss share (expense) income:
(Amortization) accretion of indemnification asset	(29,375)	(24,217)	(5,158)
80% mirror accounting on provision for loan losses for reductions in expected cash flows that are reimbursable by the FDIC [1]	13,422	38,670	(25,248)
80% mirror accounting on discount accretion on loans and unfunded commitments accounted for under ASC 310-20	(248)	(302)	54
Other	946	3,296	(2,350)
Total FDIC loss share (expense) income	(15,255)	17,447	(32,702)
Other non-interest income	310	1,092	(782)
Total revenues	59,819	106,963	(47,144)
Provision for loan losses	18,209	55,900	(37,691)
Total revenues less provision for loan losses	$41,610	$51,063	$(9,453)
[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Quarterly average assets:	Quarter ended
(In millions)	March 31, 2012	December 31, 2011	Variance
Covered loans	$4,292	$4,401	$(109)
FDIC loss share asset	1,903	1,893	10
Note issued to the FDIC	-	344	(344)

Activity in the carrying amount and accretable yield of covered loans accounted for under ASC 310-30

	Quarter		Quarter
	March 31, 2012		December 31, 2011
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$1,470,259	$3,952,994	$1,496,565	$4,076,913
Accretion	(69,337)	69,337	(82,866)	82,866
Changes in expected cash flows	141,597		56,560
Collections		(127,426)		(123,308)
Ending balance	1,542,519	3,894,905	1,470,259	4,036,471
Allowance for loan losses - ASC 310-30 covered loans		(94,559)		(83,477)
Ending balance, net of allowance for loan losses	$1,542,519	$3,800,346	$1,470,259	$3,952,994

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685
or
Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile